Exhibit 10.40

January 6, 2023

Stephen Hoelscher

Re: Offer of Employment- effective start date

Dear Steve,

On behalf of Amergent Hospitality Group Inc. (the “Company”), I am pleased to offer you the full-time position of Chief Financial Officer on the ter1ns described below. All employees of the Company are paid through our payroll entity, Spark Team Associates, LLC. In your new position, you will be reporting to Mike Pruitt, the Chief Executive Officer and Chairman of the Board of the Company AND/OR his successor, AND/OR the Company’s Board of Directors. Your primary place of employment will be Florence, Texas and you will be working remotely. If you do not accept this position by January 9th, 2023, this offer shall become null and void and of no further force and effect.

Start Date and Duties. Your first day of work at the Company will be as of the date of this letter (the “Employment Start Date”). In this position, you will have the responsibilities and authority generally held by and be required to perform the duties generally provided by persons serving in the role of CFO. You shall devote all your business time, attention and energy to the Company and shall not, during the tertn of your employment, be actively engaged in any managerial or employment capacity in any other business activity for gain, profit or other pecuniary advantage without the written consent of the Company.

Base Salary. Your starting annual base salary will be $180,000 less applicable payroll deductions and withholding for taxes. You will be paid according to the Company’s standard payroll schedule, which is currently bi-weekly, and your salary will be subject to annual review. In addition to your Base Salary, you will have the opportunity to earn cash and equity bonuses based on the perfor1nance of the Company.

Cash Bonus Plan. We are granting you a cash bonus of $30,000 for your work during 2022 and this bonus will be paid over 10 pay periods beginning with the pay period closest to 2/1/2023. For 2023, your cash bonus will be $36,000 and paid annually within 90 days of the end of each calendar year (provided you are still employed by the Company as of the payment date). This bonus is a target bonus and is fully discretionary and will only be paid upon approval by the Board of Directors. The Bonus may be increased or decreased based on the perforrnance of the Company and your individual perfor1nance.

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Equity Bonus Components

1.	As an inducement to singing this agreement we are providing you with an immediately vested grant of 50,000 shares of AMHG common stock

2.	In addition, you are being granted an option to purchase 100,000 shares of AMHG common shares, which options shall vested 1/3 per year over a three year period, and shall havea strike price of 0.60 for the first third, $1.00 for the second third, and $1.50 for the last third.

This bonus opportunity is subject to the terms and conditions of the plan and related documents.

Paid Time Off. Y_ou will be entitled to two weeks of vacation per year, subject to the Company’s paid leave policy as it applies to executive employees. Accrual paid time off is limited to a maximum of 7 days per year. You may accrue paid time off during the year, provided however, paid time off that is accrued must be used not later than the following year. If accrued time off is not used it will be forfeited and in no event shall such time be paid in cash. In no event may you use more than 21 paid time off, including current and accrued time off, in one calendar year.

Company Benefits. The company offers a competitive employee benefits program. As a full-time, exempt employee, you will be eligible for benefits in accordance with the applicable terms, conditions and availability of the plans and programs as may be maintained by the Company from time to time. Our current health and welfare benefits include medical, dental, vision care and prescription drug coverage, among other benefits. The Company will pay 100% of the cost of these benefits for you and you may pay the cost of such benefits for family members. The Company has a 401k plan which will be available to you, however at this time there is no matching Company contribution.

We will provide you with a lap-top. You will use your own cell phone and you will receive $100 a month for phone and data usage.

Plans and Benefits Subject to Change. The Company reserves the right to modify, amend, suspend, or terminate any of its incentive, retirement, welfare, fringe benefit or other plans or programs, whether or not described in this letter, in its sole discretion, at any time, subject to applicable law.

Employment At-Will. This offer letter does not constitute a contract of employment for any specific period of time but will create an employment at-will relationship that may be tern1inated at any time by you or by the Company, with or without cause and with or without advance notice.

Confidentiality; Proprietary Information; Restrictive Covenants. As a condition to your employment with the Company, you will be required to sign the Company’s standard Non Disclosure, Confidentiality and Proprietary Information Agreement.

Entire Agreement. This offer letter and any documents and agreements referenced herein constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and the Company concerning those subject matters.

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Executive Representations. By accepting this offer, you acknowledge and represent and warrant that you are not a party to or bound by any agreement with a third party that would or could reasonably be interpreted to prohibit or restrict you from being employed by the Company or from performing any of your duties in the contemplated position. You also agree to provide the Company with copies of all agreements relating to employment with a third party under which you have an ongoing obligation of confidentiality, non-competition, non-solicitation, or similar restrictive covenants of whatever kind.

We are pleased to offer you this position with Amergent Hospitality Group Inc. To accept the ter1ns above, please sign and date this offer letter and return it to me no later than January 9th, 2023.

Sincerely,

AMERGENT HOSPITALITY GROUP INC.

By:
Michael D. Pruitt
CEO

Acknowledgment and Acceptance

I accept this offer of employment with the Company and agree to the terms and conditions outlined in this offer letter.

Stephen Hoelscher

Date:	01/30/2023

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